Exhibit 99.1

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

DIGIRAD CORPORATION

Moderator: Mark Casner

May 2, 2006

10:00 am CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Digirad Corporation First Quarter Results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. At that time, if you have a question, you will need to press star, followed by the number 1 on your telephone keypad. As a reminder, this conference is being recorded Tuesday, May 2, 2006.

Please note that this conference call will include forward-looking statements. These statements are based on current expectations, estimates, and projections about Digirad’s business based in part on assumptions made by management.

Examples of such statements include statements regarding Digirad’s expected financial results for the second quarter and 2006, the capabilities of and increased productivity expected from Digirad’s newly-hired management, operational and sales personnel, Digirad’s long-term performance, plans for expanding the market position of its multi-head cameras, the expectation of increased value of its service offering as a result of the DIS lead upgrade, and introduction of its mobile Cardius-3 camera to DIS, the expected margin

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

improvement resulting from the decision no longer to deliver stress agents to physician customers and improvements expected from software and technical development programs.

These statements are not guarantees of future performance and actual results may differ materially. A more detailed discussion of these risks and uncertainties is contained in this morning’s press release and Digirad’s various filings with the SEC. The statements made during this call are made only as of the date of the call and the company undertakes no obligation to update these statements.

I would now like to turn the conference over to Mr. Mark Casner, Chief Executive Officer of Digirad. Please go ahead, sir.

Mark Casner:	Thank you, operator. Good morning and thanks to all of you for joining us for this morning’s first quarter conference call. Todd Clyde, our Chief Financial Officer, is joining me this morning. We will be glad to answer your questions following our prepared remarks.

We are encouraged by our first quarter results. We met or exceeded our goals for virtually every financial and operational category in both our product business and DIS mobile imaging services and reported sequential gains in revenue and gross margin in both business segments.

The company’s performance reinforces our confidence that we have the right strategy to achieve our ultimate objective of creating a platform for sustainable revenue and profit growth. We clearly are not there yet but I believe we are moving in the right direction.

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

The increasing productivity of our expanded and refocused sales organization contributed to Digirad’s improved first quarter performance as did our targeted and data-driven marketing initiatives. We also are continuing to meet internal milestones we have set for our software and technical development programs to enhance the image quality and reliability of our advanced Cardius-3 imaging system for nuclear cardiology. We remain on plan to begin releasing these enhancements to our customers in mid-2006.

We already have rolled out a limited number of mobile Cardius-3M systems in our DIS fleet to positive customer response. In addition to improving customer service, we expect this upgrade to help further reduce employee turnover and improve resource utilization in DIS.

As you know, we have replaced underperforming sales executives during the past few months. In my experience, you never really finish building a sales force. An effective sales team must constantly be challenged to improve performance and evaluate it relentlessly to identify our top sales executives in order to meet our objectives. I am pleased our team is becoming increasingly experienced, confident, and effective.

During the quarter, we also were pleased to announce that Michael Keenan joined the company as President of our DIS leasing services subsidiary. Michael assumed that title from me effective on March 31, 2006. Michael brings to Digirad more than 24 years of senior level operations and sales management experience in the service divisions at major national healthcare companies, most recently at Apria Healthcare. Michael’s demonstrated record of success and driving improved performance makes him ideally-suited to take over the reins of DIS.

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

Our first quarter’s performance was colored in large part by our renewed focus on the sales team and we are beginning to see their results. With Michael now on board, we can significantly increase our focus on operational efficiencies within DIS. Some of these initiatives were launched earlier this year and include improving utilization of our fleet and improved recruitment and retention of our employees.

We have successfully lowered some of our contract pricing specifically as it relates to our radiopharmaceutical costs and this will begin to have greater impact during the year. We will be reporting Michael’s success in future quarters on these and other goals.

Peter Sullivan and his team continue their focus on improving the cost structure within the product division. We reported a significant reduction in inventory from year-ago levels and the team is working diligently to reduce our overall cost structure and improve our margins.

Together with the other senior and mid-level additions we have announced in our Corporate, Sales, Marketing, and Operations Groups, I believe we now have built a highly-capable management team with the skills we need for the future. We are encouraged by our progress — encouraged but by no means satisfied. We believe that Digirad can and will be better.

As I said on our last call, the key to our success is effective execution of our strategy in sales and marketing, operations, and product development. I believe that our first quarter results demonstrate that we are meeting these challenges successfully.

Now I’m going to turn the call over to Todd to review the financial results in detail. Todd?

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

Todd Clyde:	Thank you, Mark, and good morning, everyone. For the three months ended March 31, 2006, consolidated revenues increased 5.5% to $19 million. This compares to consolidated revenues of $18 million for the first quarter of 2005 and $17.8 million for the fourth quarter of 2005.

DIS revenue increased 7.3% to $13.2 million for this year’s first quarter from $12.3 million for the first quarter of 2005, and increased sequentially compared to $12 million for the first quarter of 2005. DIS service fees for the first quarter of 2006 were $3,461 compared to $3,384 for the same period last year, reflecting an increase in new service contracts.

Product segment revenue which includes sales of gamma cameras, upgrades, accessories, and maintenance revenue increased slightly to $5.7 million for the first quarter of 2006 versus $5.6 million for the first quarter of 2005, and increased sequentially compared to $5.4 million for the fourth quarter of 2005. Eighteen cameras were sold in the first quarter of 2006 compared to 19 cameras in the prior year period.

Consolidated gross margin for the three months ended March 31, 2006 declined to 23.2% from 28.7% for the first quarter of 2005 but increased sequentially compared to 18.8% for the fourth quarter of 2005.

DIS gross margin was 21.1% for this year’s first quarter, compared to 29.7% for the first quarter of 2005, and 14.7% for the fourth quarter of 2005. This sequential increase in DIS gross margin reflected improved staff efficiency and system utilization as well as lowered appreciation expense versus the immediate preceding quarter.

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

Product segment gross margin improved to 28% for the first quarter of 2006 versus 26.5% for the first quarter of 2005, and 27.9% for the fourth quarter of 2005, reflecting operational efficiencies associated with lower maintenance costs stemming from improved product reliability.

SG&A expenses increased 21% for the first quarter of 2006 versus the prior year. This reflects staffing up in our sales organization as well as stock-based compensation costs associated with the adoption of FAS 123R.

Research and development increased 19% for the first quarter of 2006, compared to the prior year period, to support our product and software enhancement programs.

The net loss for the first quarter of 2006 was $2.8 million or 15 cents per share including share-based compensation expense of $471,000. This compares to a net loss for the first quarter of 2005 of $981,000 or 5 cents per share, which also included share-based compensation expense of $178,000.

On a non-GAAP basis, before share-based compensation expense, the net loss for the first quarter of 2006 was $2.3 million or 12 cents per share and a net loss for the first quarter of 2005 was $803,000 or 4 cents per share.

Cash and equivalents and securities available for sale at March 31, 2006 were $46.8 million, compared to $49.5 million at December 31, 2005. Inventories declined to $4.1 million at March 31, 2006 from $5.1 million at December 31, 2005 and $7 million at December 31, 2004.

As stated in this morning’s press release, effective June 1, 2006, DIS will no longer provide certain stress agents to use in a portion of imaging procedures. We have made this decision because of escalating delivery and administrative

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

costs associated with supply in these stress agents; instead our physician customers will provide these agents.

We expect this change to reduce DIS revenue by approximately $400,000 in the second quarter and about $2.6 million for 2006, compared to what it otherwise would have been under our original delivery model. At the same time, we expect gross margin in DIS to increase by 50 to 100 basis points with little to no impact on net earnings as a result of the change. This is an example of how we are implementing policies and procedures to make all of our operations more efficient as we drive towards profitability.

Including the $400,000 impact of the stress agent delivery change, we currently expect DIS revenue for the second quarter of 2006 to be in the range of $12.7 million to $13 million, product revenue is expected to be between $5.1 million and $5.3 million; so we look for consolidated revenues to be between $17.8 million and $18.3 million.

We currently anticipate a consolidated loss for the second quarter in the range of $2.8 million and $3.1 million, including share-based compensation expense of estimated $400,000. Before this share-based compensation expense, we expect a consolidated loss for the second quarter between $2.4 million and $2.7 million.

For 2006 as a whole, we are reaffirming our previous guidance for consolidated revenues to be between $70 million and $74 million. This consists of DIS revenue between $49 million and $51 million, including the impact of the stress agent delivery change, and product revenue between $21 million and $23 million.

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

We continue to expect the consolidated loss for 2006 to be between $8 million and $10 million before an estimated $2.6 million of share-based compensation expense or between $10.6 million and $12.6 million, including the estimated share-based compensation expense.

Operator, we are now willing to open up the call for questions.

Operator:	Thank you, sir. Once again, at this time, if you would like to ask a question, please press star, followed by the number 1 on your telephone keypad. We will pause for a moment to compile the Q&A roster.

Your first question is from the line of Glen Navarro with Bank of America.

Glen Navarro:	Hey, good morning, guys.

Todd Clyde:	Good morning, Glen.

Glen Navarro:	A couple questions, one, can you give us a little bit more specifics in terms of your same-store sales on DIS? So you’ve had a nice sequential uptick but how much of that is coming from current accounts where you’re going deeper into those accounts versus adding new accounts? That’s my first question.

Todd Clyde:	The majority of the growth that we saw came from those same stores and clearly, there were more service days in Q1 than you would see in Q4 but, you know, we’re happy to report that we saw kind of full day customers really run at those higher levels and that’s why you’ll see that the revenue per day also increased, it increased to $3,814; whereas, you know, in the prior few quarters, it was around kind of $3,600 and some change. So that was, you know, very good news.

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

Glen Navarro:	But just as a follow-up then, is there more focus from sales management to go deeper into accounts versus opening new accounts or there’s focus on both but it - this is just how the quarter played out?

Todd Clyde:	Yeah. I think it was more how the quarter played out because the booking levels in DIS in Q3 and Q4 were fairly nominal and so the impact is that those numbers would end up having on Q1 were not significant. We were pleased that we saw increased booking activity in the first quarter of 2006. So that’s probably one of the trends that was probably most encouraging. And then I’ll - you know, we can talk a little bit more about the guidance and how that ties in.

Glen Navarro:	Well, maybe - I was hoping actually more you could help fill out my sales force scorecard a bit. Maybe talk about the number of ads this quarter, the number of subtractions this quarter, where you are on a total number of sales force right - where the sales force right now and then where does that number go for the rest of the year?

Mark Casner:	Yeah, Glen, this is Mark. We’ve added I believe 14 new folks this quarter but there was obviously a turnover of almost a similar number. Right now, we’re right about 30 sales executives plus our management team. So including Randy and the four Regional Vice Presidents, we’re at about 35.

Glen Navarro:	Okay. And then where does that number go for the rest of the year or is that the number you’re going to stick with?

Mark Casner:	We have a few key openings still that we’re looking at. I’d say that right now, that’s probably three.

Glen Navarro:	Uh-huh.

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

Mark Casner:	Yeah. So we’re pretty much at full compliment right now. And actually, the physicians we’ve added are new areas that we thought we’d like to put some development folks in.

Glen Navarro:	You mean are you referring to territories?

Mark Casner:	Yes.

Glen Navarro:	And what territories were that - were they?

Mark Casner:	They are primarily along the East Coast.

Glen Navarro:	Okay. Okay. All right. Very good. I’ll get back into queue and let other folks in for questions.

Mark Casner:	Okay. Thanks, Glen.

Glen Navarro:	Thank you.

Operator:	Once again, if you would like to ask a question, press star, followed by the number 1 on your telephone keypad.

Your next question is from the line of Tycho Peterson from JP Morgan.

Tycho Peterson:	Yeah, hi. I was wondering if you can give us a little bit of color on what the sell cycle looks like for, you know, the new Cardius cameras? I mean how long does it take to get the docs on board? And then can you also give us, you know, a breakdown of whether you’re seeing, you know, more interest from internists in the product?

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

Mark Casner:	Yeah, Tycho. You know, we typically see a fairly long lead cycle, six months for those cameras, perhaps a bit longer depending on whether we’re dealing with a cardiologist or an internist. And clearly, across the board, whether it’s in our DIS imaging subsidiary or in the product side, we have continued focus in the primary care arena and I think we’ll continue to see improving sales in both products and in imaging in the primary care family.

Tycho Peterson:	Okay. A question on something Todd had commented on earlier about lowering contract pricing with regards to the radiopharma business. Can you just walk through what that’s in regards to because I’m under the impression that, you know, the radiopharma costs have gone up?

Todd Clyde:	Let’s make sure we’re really clear - this is Todd - on a key point here. This is not the radio-isotope, this is a stress agent.

Tycho Peterson:	Okay.

Todd Clyde:	The one…

Tycho Peterson:	So one of the stress agents you’re going to discontinue.

Todd Clyde:	Yeah. So…

Tycho Peterson:	Okay.

Todd Clyde:	…let’s say roughly 20% to 30% of the cases the patient can be stressed with exercise and they end up getting (chem) stressed. What we’re seeing is kind of some increase in some of the administrative and the delivery logistics. So in - at - you know, two things; one, it will put a lot more cost on our business and,

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

therefore, we won’t, you know, really be profiting from that, and two, then we’d have to pass that burden on to the physician customers.

So this way, we don’t have to pass that burden on. And, you know, it’s not a real logistic nightmare for them to take that on at all, in fact, it’s - you know, it’s fairly rudimentary. We will still manage everything else the same, we’ll still be injecting those stress agents and everything.

Tycho Peterson:	Okay.

Todd Clyde:	Okay? Ultimately what we expect is it will improve our gross margin percentage and on the bottom line, it will kind of be flat to neutral.

Tycho Peterson:	Okay.

Todd Clyde:	Okay.

Tycho Peterson:	Can you comment a little bit on fuel costs? Have you been able to pass most of that on to customers or…?

Todd Clyde:	No, we don’t have a specific mechanism to pass that on. You know, we had the CPI Index increase that is in the DIS contract. We do execute on that. But no, we have not gone out and sent out letters that said, you know, fuel prices are going up, we’re going to spend - or extend this cost to you. So certainly that can have a little bit of a margin pressure on the business depending what happens to those gas prices.

Tycho Peterson:	Okay, great. And then finally, can you just comment on ultrasound? You know, how we think about the ramp going forward?

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

Mark Casner:	Yeah. I’ll jump in on that one, Tycho. I think that our focus for the first half of the year has been more on getting the sales team up-to-speed, growing the current business that we have in terms of DIS in both products. Ultrasound all along has been a Q3-Q4 initiative, we are continuing down that path. So we’ll have more color on that I think in next quarter’s call.

Tycho Peterson:	Okay. Terrific. Thank you very much.

Todd Clyde:	Thanks, Tycho.

Operator:	Your next question is from the line of Stephen Silk with C Silks & Sons.

Stephen Silk:	Good morning. I was…

Mark Casner:	Hi, Stephen.

Stephen Silk:	How are you guys?

Mark Casner:	Good.

Stephen Silk:	I’m interested in the cost to revenue in the DIS side. That would include the cost to upgrade the fleet?

Todd Clyde:	The short answer is yes, although a lot of the fleet that’s being upgraded is swapping out fixed assets. And so where the cost is coming in is that we accelerated the depreciation from a seven-year life to a five-year life so you have more depreciation than we might have seen historically. And then we also will be doing some maintenance upgrades on some of the systems that will remain in the fleet, the kind of current single head, and our expectation there is that although there will be some timing differences of the expense, the

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

ongoing reliability of this system will be more positive. And so that should kind of balance out over time.

Stephen Silk:	But - right - I will - so I’m interested, as the fleet completely gets turned over, would you be able to see improved margins because you wouldn’t have those changeover costs?

Todd Clyde:	Yeah, that’s our expectation when we ran the ROI calculation; you know, a lot of that invested on putting the cash into those new systems really comes off the improved maintenance and reliability of the system which clearly is a gross margin improvement.

Stephen Silk:	Great. Now interest - I was interested also in the increase in the revenue from the DIS side, if it had come from new or existing customers, where you said it was existing customers. If a customer becomes - uses a lot - how can you - can you or do you want to transpose those into product sales and how - and try and direct - sell the product?

Mark Casner:	Yeah, absolutely, Stephen. We basically provide a continuum of services if you will. So the entry point for many of our customers is the DIS subsidiary -- a day a week, a day every other week. As their volumes continue to improve, they move along that continuum. So they might move into next on the - in the line would be the DigiTech product where they buy the camera but they still look to us to provide staffing and radio-isotopes, licensure, etc.

At some point in time, they might move into a total product thing but even there, we retain a revenue stream in the maintenance and service contracts. So we do see a migration, particularly with our more original customers, the cardiologists who started with us, we see more of those folks turn over.

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

As we’ve reported on earlier calls, we expect not to see that happen as much with our primary care folks simply because we don’t think that their volumes are ever going to reach that level but they might and obviously, we’d be prepared to sell them cameras as well.

Stephen Silk:	Terrific. Finally, the sales and marketing were increased a little bit in where you talked about the turnover and then new additions. There’s really a lag there where you might have x-amount of new people that have no effect on your revenue yet so we should look for a lag as far as the sales cycle and how these people ramp up to speed to be adding to revenue?

Mark Casner:	Absolutely. And you may recall again during our first quarter call, and we’ll reaffirm that if you will in this quarter’s call, we didn’t expect to see significant ramp-up until Q3 and Q4 and it really goes to the heart of, one, bringing folks up-to-speed, and two, the total sales cycle on selling product.

Todd Clyde:	In fact, Stephen, if I can add a comment there, it’s one of the reasons as we look at Q2, you know, we had a couple of deals on the product side that were being worked heavy in Q4 that we ended up closing out in Q1. And then Mark talked about a number of changes within the sales ranks and, you know, therefore, we’re not - you know, we’re not sure that we’ll be able to continue even at the level that we’ve got right there in Q1. So you’re going to see some gyration as that sales team is coming up-to-speed and getting the traction that we really expect them to get.

Stephen Silk:	Terrific. And my last question is I know you gave guidance for the loss for the year but would you give some idea of what you think your cash will be at the end of the year?

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

Todd Clyde:	Yeah. We expect to burn somewhere between kind of $10-$12 million throughout the year. And, you know, certainly versus the projection that we put out, we came in very, very close to that number at the end of Q1 and, you know, don’t see anything that would kind of deter us from that currently.

Stephen Silk:	Thank you very much. Good luck.

Todd Clyde:	Thanks.

Mark Casner:	Thank you.

Operator:	You have a follow-up question from the line of Glen Navarro with Bank of America.

Glen Navarro:	Were there - did you guys discontinue within DIS any contracts because it’s my understanding that within certain territories, you do have certain physician offices that are just not suited or not near the hub and thus, it doesn’t make it practical to service from a time and a logistic point of view. So did you discontinue any of those customers in the quarter? And do you plan to discontinue any of those customers going forward? Because I’m just assuming these are not profitable customers for the DIS business.

Mark Casner:	That’s a great question, Glen, and Michael Keenan who came on board March 31st, now he’s been on board all of a month now, and I had him out on the field almost exclusively since he started assessing just those kinds of things.

And it really does, again, back to the heart of what we - one of the key initiatives for this year which is improving our equipment utilization, improving the utilization of the hubs, and today - and we are digging very

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

deep, going down to the customer level to determine how do they best fit into the mix.

And so one of several things might happen, either we’re going to focus on improving the utilization of that asset by adding new customers or increasing the business at the organic phase, or we’re going to evaluate whether those customers need to be migrated out to some other model, or, quite frankly, out of Digirad as a whole.

We haven’t come to any of those decisions yet but I expect as Michael gets underneath this a little bit more throughout the year, we will begin to see some of those events occur.

Glen Navarro:	Does the guidance - is the guidance maybe conservative enough so that if in 2Q or 3Q you decide to discontinue doing business with certain practices, it won’t have a material impact on your sales guidance?

Mark Casner:	We think that for the second quarter, Glen, the impact of that is anticipated to be fairly nominal. I think when you look out into kind of Q3 or so, that’s where there’s probably a little bit more ambiguity around that impact. I think that our overall driving message has always been we’re trying to secure the proper platform to return to profitability and growth and that’s really what these next, you know, number of quarters are about and we’ll make sure that we make those proper decisions.

You know, these - the guidance numbers that we’ve put out are our best estimate at this point and we believe that they’re adequate. If you look at the DIS range in Q2 for example, $12.7 to $13, when we did $13.2 in this quarter, we’re pulling $400,000 out for the stress agent, we had a revenue estimate change in which normally we reserve about 2% for revenue adjustments, that

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

ended up only being around 1% in that court, that was about $150,000 worth, we don’t think that that will continue in the future quarters.

So ultimately, you get down to a lower number and then we, you know, based on some of the stronger bookings, you know, we do expect that number - the number to come up again and that’s how we get to this $12.7 to $13 million range.

Glen Navarro:	Okay. Let me ask you two follow-ups; one, with respect to the stress agents, for the doctor, how difficult is this for them to source? Like in other words, you put the burden on them; will there be any backlash against you because you’re adding a burden to their business?

Mark Casner:	We don’t think so, Glen. I think what it boils down to, and most physicians and certainly, most cardiologists already are ordering medical supplies and other agents currently. Now they may - this may be a new supplier for them and, you know, there’s some - the big players are out there are Astellas and Cardinal and some of the other folks that we typically deal with.

What we have done for the physician is we have provided them a complete list of all of the suppliers in the country. We have facilitated getting them setup. Now we’ve been negotiating directly with those providers to help out with the physicians in terms of delivery and pricing. We will continue to provide all of the ancillary supplies, the pumps, etc.

So, quite frankly, the only burden, if you will, is that physicians would have to order that medication, it’s fundamentally not any different than us ordering it, and then it will be delivered direct to the physician’s office. So we think it gives them a real opportunity quite frankly to begin to control some of that without having to pass that additional cost onto them.

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

Glen Navarro:	Okay. And my last question is as follows, have you been able to analyze the territories where you have Cardius-3 today? And what I’m trying to get at is Cardius-3 is supposed to improve the time it takes to evaluate and treat the patient which should then in turn reduce the amount of time you’re spending at that physician’s office which should then in turn reduce the amount of overtime and stress on that service team.

So has that all been occurring so that you’re no longer paying a lot of overtime in that territory and you’re not losing people, etc.; maybe give us some early feedback in what the numbers are looking like?

Mark Casner:	Probably the earliest feedback, Glen, is that we are able to meet the assumption of doing call it seven to eight patients in two hours less than what it was taking us with a single (head).

Glen Navarro:	Okay.

Mark Casner:	You know, as far as absolute translation into some of the ultimate indicators that you mentioned, you know, it’s - we need to probably dig into a couple of pieces but we also need more systems. You know, we don’t have a full region converted to that. It will be near the end of Q2, the beginning of Q3, where we start to push quite a few more of those out.

Glen Navarro:	If you can make that available on the (2Q), that would be helpful because one of the things that’s driving your increased costs is the overtime that you’re paying. Like, for instance, in California, when, you know, you’ve got a team that’s now gone overtime and now you’ve got to pay for that overtime.

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

Mark Casner:	Yep. Yep. And it’s no surprise, Glen, that we have targeted the last as a heavier rollout of the C-3 model than other parts of the country. So we understand. In fact, we’ve been counting that as one of the key reasons why we’re doing the fleet upgrade, not the only one, but one of the key ones. So again, I think we have a number going out this quarter and a significant number in Q3 and Q4. So I think you will begin to see some of that improvement in the coming months.

Glen Navarro:	What’s the total number that you’re going to put into the field in 2Q and what’s the full number for the full year?

Mark Casner:	We should have six additional three models out this quarter and a total of 26 for the year.

Glen Navarro:	Okay. Great. Thanks, guys.

Mark Casner:	Yep.

Todd Clyde:	Thanks, Glen.

Operator:	There are no further questions at this time. Will there be any closing remarks?

Mark Casner:	Yes, I have a few. In closing, I want to emphasize once again how encouraged we are by our first quarter results. There is still much to do but we are working hard to ensure that our progress continues as we drive to create a platform for sustainable growth and profitability. Thanks for listening and we look forward to speaking with you on our second quarter conference call in about three months.

Operator:	This concludes today’s conference call. You may now disconnect.

DIGIRAD CORPORATION

Moderator: Mark Casner

05-02-06/10:00 am CT

Confirmation #7991020

END